DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (this "Agreement") is made and effective as of May 19, 2020 by and between Marrone Bio Innovations, Inc., a Delaware company, with an address located at 1540 Drew Avenue, Davis, CA 95618 ("Company" or "MBI"), and _Ferguson Containers company/corporation, with an address located at 1 West Broad St, Suite 1004, Bethlehem, PA 18108("Distributor").

PREAMBLE

Company manufactures and sells the products listed in Schedule A (the "Products"). Distributor desires to purchase the Products from Company for resale in the territories or geographic areas as defined in Schedule A (the "Territory"). Company desires to appoint Distributor as its distributor of the Products in the Territory, and Distributor desires such appointment subject to the terms and conditions set forth in this Agreement, including any attached schedules.

The Parties agree as follows:

AGREEMENT OF THE PARTIES

1. **APPOINTMENT, ACCEPTANCE & SCOPE**
   a. **Appointment Scope. Non-Exclusive Appointment**. Subject to the terms and conditions of this Distributor Agreement, Company appoints and grants Distributor the non-transferable, non-exclusive right to sell and distribute the Products to customers located in the Territory (the "Customers") and to render other services as a distributor for Company as described in this Agreement. Distributor shall limit its activities with respect to the Products to Customers located within the Territory and refrain from selling or otherwise transferring, directly or indirectly, the Products to any person outside the Territory, without the express written consent of Company. Provided however, that this Section 1 (a) may be amended by Schedule A. In the event of a conflict, Schedule A controls.
   b. **Territory**. As specified in Schedule A.
   c. **Products**. As specified in Schedule A.
   d. **Subagents**. Distributor may not appoint sub-agents, sub-distributors, sub-representatives or other persons to act on Distributor's behalf or to otherwise perform any of Distributor's obligations under this Agreement without the express written consent of Company.
   e. **Relationship of Parties**. Distributor is an independent contractor and shall not be deemed to be an employee, legal representative, dealer, general agent, joint venture or partner of Company for any purpose.
   f. **Acceptance**. Company's sale of goods to Distributor is limited to and made expressly conditional on Distributor's acceptance of these terms and conditions of sale, which shall control over any inconsistent or additional terms or conditions proposed or issued by Company or Distributor. Company expressly objects to any additional or different terms contained in any order, acknowledgement, proposal or other communication, written or otherwise. Distributor's acceptance of delivery or the full or partial payment of the purchase price of the Products, shall constitute Distributor's acceptance of all the

terms and conditions in this Agreement, notwithstanding any other inconsistent terms and conditions, prior dealings or usage of trade.

2. **ORDERS, PRICE, TERMS OF SALE & PAYMENT**.
    a. **Orders**. Orders shall be made with Company according to the acceptable methods outlined in Schedule A. Company will use commercial reasonable effort to accept or reject any order submitted by Distributor within thirty (30) days of reception.
    b. **Prices**. Company agrees to sell, and Distributor agrees to purchase, the Products in accordance with the Prices set forth in Schedule A. Company may change the Prices by updating Schedule A. In addition, if applicable, Company may provide discounts as specified in additional schedules.
    c. **Delivery and Risk of Loss.**
        i. **Delivery Dates**: All listed delivery dates in Company's documentations are approximate and Company will make commercially reasonable efforts to meet these dates. Timely delivery is subject to prompt receipt from Distributor of accurate and complete technical and shipping information. Company reserves the right to make partial shipments, invoices for which shall be due and payable in accordance with the payment terms specified.
        ii. **Shipment**: Unless otherwise modified, shipping terms are F.O.B. Company's facility. All Products shall be shipped to the location specified by Distributor. Distributor must provide Company with specific written instructions as to Distributor's preferred method of shipment or common carrier; otherwise, method of shipment shall be at Company's discretion. Unless otherwise agreed, all shipping, handling and insurance costs are to be paid by Company. Distributor is liable for compliance with all laws and regulations governing the unloading, storage, handling, use, and sale of all Products.
        iii. **Title and Risk of Loss:** Title and risk of loss shall pass to Distributor at the time that the Products are placed with a common carrier for shipment to the location designated by Distributor.
    d. **Storage**. Products must be stored by Distributor in accordance with the storage instructions that are a part of Company's instructions for Products storage, maintenance and care. In the absence of specific instructions, Products must be stored prior to their sale in an enclosed space affording protection form weather, dust and physical damage and providing appropriate temperature, humidity and ventilation conditions to prevent deterioration. Distributor's failure to follow Company's storage instructions may cause damage to the Products and will void any warranties.
    e. **Inspection**. Distributor shall promptly inspect the Products upon receipt at the destination. The Distributor's failure to inspect the Products and give written notice to Company of any alleged defects or non-conformity within ten (10) days after receipt at the destination shall constitute Distributor's irrevocable acceptance of the Products delivered. Any use or alteration of the Products by Distributor, its agents, employees or licensees, for any purpose after completed delivery, shall constitute Distributor's irrevocable acceptance of the Products. In the event of any discovery by Distributor of a

non-conformity or defect following such acceptance of the Products, Distributor's sole recourse is a warranty claim pursuant to the warranty provisions stated below.

f. **Warranty**. Subject to the conditions stated below, Company warrants to Distributor that the Products purchased will be in substantial conformance within the timeframe in Company's applicable written Product specifications, or within twelve (12) month after title has passed to Distributor, whichever is shorter. If Distributor claims there is a defect as described above in section 2 (e), Company has sixty (60) days to inspect the claim. Company may, in its sole discretion, require that the Products be shipped to Company's facility for examination. Afterwards, Company shall, at its option, remedy or replace any Products that prove upon examination to the satisfaction of Company to not be in such substantial conformance. Any alteration, mixing, storage or use of the Products not in accordance with Company's instructions shall void the warranty. Distributor assumes full responsibility in the event Distributor or Distributor's customer uses the Products in combination with other goods or in any manner not stated in Company's written specifications provided. In no event shall Company be liable for special, punitive, incidental or consequential damages, including but not limited to, loss of use, income, profit, capital or business opportunity even if the Company has been advised of such possible income, profit, capital or business opportunity. The warranties described in this Agreement, if any, are made expressly in lieu of other warranties, express or implied, statutory or otherwise, and any implied warranty of merchantability or warranty of fitness for a particular purpose is expressly excluded, even if that purpose is known to Company.

g. **No Inventory Protection**. Company offers no opportunity for inventory returns or credit and rebilling under any circumstance other than a warranty claim pursuant to standard warranty provisions stated. No employee or representative of Company is authorized to offer inventory returns or credit and rebilling either written or verbally.

h. **Payment.**

   i. All prices and payments shall be in U.S. currency. Distributor shall pay the full purchase price, as set forth in Schedule A. Invoices for the sale of the Products will be issued upon shipment.

   ii. No discounts shall apply unless agreed to in writing by Company.

   iii. Any late payments shall be assessed interest on the unpaid balance at the rate of the lower of one and one-half (1-1/2%) percent per month or the maximum rate permitted by applicable law. Company reserves the right, among other remedies, to suspend further deliveries in the event Distributor fails to pay for any one shipment when payment becomes due. All orders are subject to credit approval.

   iv. Unless specifically noted otherwise, prices are exclusive of any and all sales, use, excise, *add valorem*, mill, property or other taxes due or applicable to this transaction. Distributor shall pay directly or reimburse Company immediately upon demand for any and all such taxes. Distributor irrevocably grants Company a security interest in the Products until such time as Distributor makes full payment of the purchase price. Distributor agrees, if requested, to execute a financing statement as may be necessary to perfect and maintain such security

interest including the execution and delivery to Company of a UCC-1 financing statement.

i. **Resale of the Products**. Distributor shall be free to resell the Products for such prices and upon such terms and conditions as Distributor may see fit. Company shall have no control over or any liability in connection with the price at which Distributor resells the Products, and Distributor shall hold Company harmless and indemnify and defend Company from and against any liability.

3. **REPRESENTATIONS.**

The Distributor and Company, as applicable, make the following representations, warranties and covenants:

a. Distributor is a company duly organized, validly existing and in good standing in the United States, is qualified to do business and in good standing in each jurisdiction located within the Territory and is and will remain in compliance with all applicable laws and regulations in the conduct of its business and, specifically, in its sale of the Products and provision of any services hereunder.
b. Company is a corporation, duly organized, validly existing and in good standing in Delaware, U.S.A., and is and will remain in compliance with all applicable laws and regulations in the conduct of its business and, specifically, in its sale of the Products.
c. Company and Distributor have all rights, power, and authority to enter into this Agreement.
d. Neither Party is subject to any pending or threatened litigation or governmental action that could interfere with its performance of this Agreement.
e. This Agreement is the binding legal obligation of each Party and is enforceable in accordance with its terms.

4. **RESPONSIBILITIES OF DISTRIBUTOR.**

In addition to any other responsibilities stated in this Agreement, Distributor shall:

a. Comply with all applicable foreign, federal, state, and local laws and ordinances (including but not limited to the U.S. Export Administration Act, the Foreign Corrupt Practices Act or any applicable foreign equivalent) in performing its duties under this Agreement and in any of its dealings with Company or the Products.
b. Agree that it will diligently perform the services and obligations detailed in this Agreement. The Distributor will use best efforts to distribute the Products in the Territory. In addition, the Distributor shall not sell the Product(s) to any person or entity that repacks the Product(s).
c. Refrain from discrediting either the Product or Company.
d. Not translate, disassemble, or reverse engineer the Products, in whole or in part.
e. Not repackage the Product for any purpose.
f. Provide detailed sales and inventory transactions to Company on a monthly basis.
g. With reasonable advance notice from Company, Distributor shall allow Company to conduct physical inventory count at Distributor's warehouse facility with Company's independent auditor as an observer. Alternatively, Distributor may conduct the physical inventory per instructions provided by Company and observed by the Company's independent auditor.

5. **RESPONSIBILITIES OF COMPANY.**

In addition to any other responsibilities stated in this Agreement, Company will:

a. Provide to Distributor, without charge, reasonable quantities of promotional literature, brochures and commercial and technical information regarding the Products;
b. Provide sales support and technical training to Distributor and its personnel as deemed reasonably appropriate by Company.
c. Comply with all applicable foreign, federal, state, and local laws and ordinances (including but not limited to the U.S. Export Administration Act, the Foreign Corrupt Practices Act or any applicable foreign equivalent) in performing its duties under this Agreement and in any of its dealings with Distributor or the Products.
d. Refrain from discrediting Distributor.

6. **CONFIDENTIAL & PROPRIETARY INFORMATION.**

a. The term "Proprietary Information" means any information, technical data, or know-how (including, but not limited to, information relating to Products, software, services, development, inventions, processes, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one Party (the "Disclosing Party") to the other (the "Recipient Party") either directly or indirectly in any form whatsoever, including, but not limited to, in writing, in machine readable or other tangible form, orally or visually.
b. Unless otherwise expressly authorized by the Disclosing Party, the Recipient Party agrees that it and any of its personnel receiving Proprietary Information under this Agreement shall treat such Proprietary Information in strict confidence with the same degree of care applied to its own Proprietary Information of like importance, which it does not wish to disclose, publish, or disseminate to third parties.
c. In no event will the Recipient Party divulge, in whole or in part, such Proprietary Information to any third party without the prior written consent of the Disclosing Party; provided, further, that any third party must also agree in writing to restrictions comparable to those provided in this Section 6. The Recipient Party may disclose the Proprietary Information to the extent required by a valid order by a court or other governmental body or by applicable law; provided, however, that the Recipient Party will use all reasonable efforts to notify Disclosing Party of the obligation to make such disclosure in advance of the disclosure so that Disclosing Party will have a reasonable opportunity to object to such disclosure.
d. Notwithstanding any other provisions of this Agreement, each party acknowledges that Proprietary Information shall not include any information that: (i) is already known to the Recipient Party at the time of disclosure, or becomes publicly known through no wrongful act of the Recipient Party's part; (ii) is rightfully received by the Recipient Party from a third party without breach of this Agreement; (iii) is independently developed by the Recipient Party without benefit of information received under this Agreement; (iv) is furnished to a third party by the Disclosing Party without a restriction on the third party's right to disclose it; or (v) is explicitly approved for release by written authorization by the Disclosing Party.

e. It is understood that all Proprietary Information disclosed under this Agreement, is, and shall remain, the property of the Disclosing Party. Upon completion of this Agreement, or upon written notice from the Disclosing Party, the Recipient Party agrees to return all Proprietary Information in its possession.

f. The Recipient Party acknowledges that the Disclosing Party, because of the unique nature of the Proprietary Information, may suffer irreparable harm in the event that the Recipient Party breaches its obligation under this Agreement and that monetary damages may be inadequate to compensate the Disclosing Party for such a breach. The Parties agree that, in such a circumstance, the Disclosing Party shall be entitled, in addition to such monetary relief as may be applicable, to seek injunctive relief as may be necessary to restrain any continuing or further breach by the Recipient Party, without showing or proving any actual damages sustained by the Disclosing Party.

g. The obligations of the Recipient Party under this Section shall survive termination or non-renewal of this Agreement for a period of three (3) years. For the avoidance of doubt, the customer, sub-distributor lists of Distributor, recipes, formulations, applications, and mix rates shall be deemed to constitute Proprietary Information under this Agreement.

7. **DURATION & TERMINATION.**

a. **Effective Date and Duration**. This Agreement shall become effective on the date first written above and terminates on the last day of the same year.

b. **Auto Renew**. Company and Distributor agree that this Agreement is auto-renewed year-after-year for one (1) year absent termination as stated below.

c. **Termination**. Either Party may terminate this Agreement upon the occurrence of either of the following: (i) with sixty (60) days advance written notice; (ii) the other Party becomes insolvent, or institutes (or there is instituted against it) proceedings in bankruptcy, insolvency, reorganization or dissolution, makes an assignment for the benefit of creditors or becomes nationalized or has any of its material assets confiscated or expropriated; or (iii) the other Party (in this case, the "breaching Party") fails to perform any of its obligations under this agreement and fails to correct such failure within thirty (30) calendar days after receiving written demand from the non-breaching Party, specifying the failure in sufficient detail for the breaching Party to correct such failure. However, in the event of a second breach of the same obligation by the breaching Party, the other Party may immediately terminate this Agreement upon notice to the breaching Party.

8. **RIGHTS OF PARTIES AT TERMINATION.**

a. **Obligations after Termination.** In the event that this Agreement is terminated or expires on its own terms, Company shall have no further responsibilities to Distributor. Company shall be obligated to process orders accepted by Company prior to the effective date of such termination or expiration.

b. **Survival**. Notwithstanding anything to the contrary set forth in this agreement, no termination of this Agreement shall relieve any Party from any of its obligations which

are outstanding on, or relate to matters or claims occurring or arising prior to, the date of such termination or which survive such termination by their own terms or nature.

9. **INDEMNIFICATION & LIMITATION OF LIABILITY.**

   a. **Indemnification**. Company shall indemnify, defend and hold Distributor harmless from and against claim, damage, judgment or liability, whether or not caused by negligence, recklessness or willful conduct of Company, its employees, agents or contractors, arising out of or resulting from (i) the failure of the Product when delivered to comply with applicable legal requirements; (ii) act or omission of Company, its employees, agents or contractors with respect to the manufacture (including, without limitation, waste treatment, storage or disposal resulting from the manufacturing process), processing, packaging, handling, storage, transportation or shipment of the Product prior to the delivery; (iii) the failure of Company, its employees, agents or contractors to observe or comply with any applicable legal requirements relating to the manufacture, processing, packaging, sale, transportation, handling, storage or use of the Product; (iv) the existence, use, generation, migration, storage, release, threatened release, or disposal of the Product or any hazardous materials used in or in connection with the Product, including, without limitation, any environmental contamination at any location at or from which Company, its employees, agents or contractors manufacture, process, package, store, transport, ship or otherwise handle or use the Product; or (v) breach of the provisions of this Agreement.

   b. Distributor shall indemnify , defend and hold Company, its officers, directors, shareholders, employees, agents, representatives, affiliates, successors and assigns harmless from and against any claim, damage, judgment or liability, whether or not caused by negligence, recklessness or willful conduct of Distributor, its employees, agents or contractors, arising out of, resulting from, or related to (i) any breach of any of the provisions of this Agreement; (ii) any act or omission of Distributor, its employees, agents or contractors with respect to the handling, storage, transportation or shipment of the Product after delivery of the Product by Company to Distributor or its affiliates; (iii) any failure of Distributor, its employees, agents or contractors to observe or comply with any applicable legal requirements relating to the sale, transportation, handling, storage or use of the Product; or (iv) any warranty made by Distributor with respect to its resales of the Product but not specifically authorized by Company in writing.

   c. **Limitation of Liability.** IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR PURCHASE OR USE OF THE PRODUCTS.

10. **FORCE MAJEURE.**

   a. Neither Party shall be held liable for any failure to perform that is due to any cause or circumstance beyond the reasonable control of such Party, including without limitation earthquakes, fire, accidents, floods, storms, other Acts of God, riots, wars, rebellions, strikes, national or international emergencies, government rules, regulations, acts, orders, restrictions or requirements or any other cause or circumstance beyond the

reasonable control of such Party. No such inability to deliver or delay in delivery shall invalidate the remainder of this Agreement.

b. If a Party relies on this Section 10 to excuse its failure to perform or comply with any of its obligations under this Agreement, and such reliance continues for a period of more than three (3) successive months, or for more than three (3) months in aggregate in any period of six (6) successive months, the other Party may, by thirty (30) days' written notice, terminate this Agreement.

11. **INTELLECTUAL PROPERTY.**

a. **Trademark Ownership**. Company represents and Distributor acknowledges that Company is the owner of all right, title and interest in and to the trademark(s) in the Territory and is the owner of the goodwill attached to the trademark(s). To the extent any rights in and to the trademarks are deemed to accrue to Distributor pursuant to the Agreement or otherwise, Distributor hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Company.

b. **Grant**. Subject to the terms and conditions of this Agreement, Company grants to Distributor a limited, nonexclusive and non-sublicensable license during the Agreement term to display those trademark(s) expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein as well as for advertising and marketing the Company's Products in Territory.

c. **No Challenge.** Distributor shall not challenge Company's ownership of or the validity of any of the trademarks or intellectual property rights.

d. **No Use of Intellectual Property by Distributor after Termination.** Upon termination of this Agreement for any reason, Distributor shall immediately discontinue any-and-all use of trademark and intellectual property rights in connection with Products, services or materials of any kind.

12. **GENERAL PROVISIONS.**

a. **Amendments.** This Agreement may be amended only by a writing signed by each of the Parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

b. **Insurance**. Each Party shall issue the other Party a certificate of insurance evidencing coverage in the following amounts: Commercial General Liability ($1 million CSL), including products liability coverage, naming the other Party as an additional insured.

c. **Governing Law.** This Agreement is a contract under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to its principles of conflicts of law's provisions.

d. **Venue**. The California state courts of Yolo County shall have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement, and each party hereby consents to the jurisdiction and venue of such courts

e. **Disputes**. The Parties shall seek to resolve any dispute, controversy or claim arising out of or in connection with this Agreement, including without limitation, any dispute regarding the enforceability of any provision, through good faith negotiations between

them within thirty (30) days of any notice of dispute being served or such longer period of time as may be mutually agreed between the Parties. If the matter is not resolved by negotiation, the Parties agree to resolve the dispute using alternative dispute resolution.

f. **Assignment**. Neither Party shall assign, pledge or otherwise transfer any of its rights, interest or obligations hereunder, whether by operation of law or otherwise, without the prior express written consent of the other Party.

g. **Counterparts; Execution**. This Agreement may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

h. **Cumulative Remedies.** The rights and remedies of the Parties hereunder are cumulative and not exclusive of any rights or remedies, which the Parties would otherwise have. No single or partial exercise of any such right or remedy by a Party, and no discontinuance of steps to enforce any such right or remedy, shall preclude any further exercise thereof or of any other right or remedy of such Party.

i. **Entire Agreement.** This Agreement contains the entire agreement of the Parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

j. **Notices**. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or if dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, addressed as follows:

If to Company:
Linda V. Moore
E.V.P. and General Counsel
Marrone Bio Innovations
1540 Drew Avenue
Davis, CA. 95618
USA

If to Distributor:
FERGUSON CONTAINERS
1 WEST BROAD STREET
SUITE 1004
BETHLEHEM, PA 18018
ATT: CHRIS FERGUSON

k. **Severability**. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

l. **Successors and Assigns.** This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns.

m. **Schedules.** The attached Schedules shall form a part of this Agreement and are incorporated into this Agreement by reference.

IN WITNESS WHEREOF, this Agreement was signed by the Parties under the hands of their duly authorized officers and made effective as of the date first written above.

[Signature page and Schedules follow]

DISTRIBUTOR

FERGUSON CONTAINERS

Name: Chris Ferguson

Signature: Chris Ferguson

Title: Authorized Agent

Date: May 13, 2020

COMPANY

Marrone Bio Innovations Inc.

Name: Linda V. Moore

Signature: Linda V. Moore

Title: E.V.P. and General Counsel

Date: May 21, 2020